UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 16, 2009

COLLECTORS UNIVERSE, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-27887	33-0846191
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1921 E. Alton Avenue, Santa Ana, California	92705
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 567-1234

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective March 16, 2009, Michael R. Haynes resigned his position as Chief Executive Officer of the Company.  In conjunction therewith, Mr. Haynes also resigned as a member of the Board of Directors.  Mr. Haynes’ resignations were not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Also, on March 16, 2009, the Board of Directors appointed Michael J. McConnell, a current member of the Board, to serve as the interim Chief Executive Officer of the Company until the earlier of the date on which the Company appoints a permanent Chief Executive Officer or December 31, 2009.  Mr. McConnell will remain as a member of the Board of Directors; however, he will cease to be a member of the Compensation Committee and the Nominating and Governance Committee of the Board because, by reason of his appointment as CEO, he will no longer qualify as an independent director under the NASDAQ Listed Company Rules.

Mr. Haynes will remain in the Company’s employ until April 1, 2009 to assist with the transition.

In connection with Mr. Haynes’ resignation as Chief Executive Officer, the Company and Mr. Haynes entered into a Separation Agreement and Mutual General Release, dated as of March 16, 2009, pursuant to which the Company and Mr. Haynes have agreed to a mutual release of claims.  Pursuant to that Agreement, in addition to Mr. Haynes’ compensation accrued through the termination date of his employment, the Company agreed to: (i) pay Mr. Haynes the sum of $298,000 in installments over a period of 12 months, (ii) pay his COBRA health insurance premiums for a period of up to 18 months or until Mr. Haynes ceases to be eligible for Cobra benefits or obtains other employment that provides him with health insurance benefits, whichever is the sooner to occur, and (iii) reimburse Mr. Haynes for the costs, not to exceed $30,000, for outplacement services and up to $20,000 of any out of pocket expenses he may incur in connection with his separation from service.

    Separately, Mr. Haynes was awarded a discretionary bonus of $54,000 for his efforts in planning and implementing the termination of the Company's jewelry businesses, which was completed at the end of February, 2009.

Mr. McConnell, age 43, has served as a member of the Board of Directors of the Company since mid-2007. From 1995 until September 2008, he was a Managing Director of Shamrock Capital Advisors, Inc., which is a manager of private equity, real estate and direct investment funds, including the Shamrock Activist Value Funds.  Mr. McConnell also served as a member of that firm’s Executive Committee.  Prior to joining Shamrock in 1994, he held various management positions at PepsiCo, Merrill Lynch and Kidder Peabody.  Mr. McConnell formerly served on the board of directors of iPass, Inc., Ansell Limited, Nuplex Industries, Force Corporation, and Port-link International.  He also serves on the Board of Governors of Opportunity International.  He received his Bachelor of Arts in economics from Harvard University and a Masters of Business Administration (with distinction - Shermet Scholar) from the Darden School of the University of Virginia.

Mr. McConnell will receive a salary of $15,000 per month for his service as the Company’s interim CEO.  Mr. McConnell will continue to receive compensation for his service on the Company’s Board of Directors in an amount and on the same terms that independent directors receive compensation for their service as members of the Board.

Item 7.01   Regulation FD Disclosure.

On March 16, 2009, the Company issued a press release announcing the resignation of Mr. Haynes as the Company’s CEO and the appointment of Mr. McConnell as interim CEO.  A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

In accordance with General Instruction B. 2 of Form 8-K, the information in this Item 7.01 and Exhibit 99.1 hereto are being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

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Item 9.01   Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
99.1	Press Release issued by Collectors Universe, Inc. on March 16, 2009 announcing resignation of Michael R. Haynes as CEO and appointment of Michael J. McConnell as interim CEO.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

COLLECTORS UNIVERSE, INC.

Dated: March 20, 2009	By:	/s/ Joseph J. Wallace Joseph J. Wallace Chief Financial Officer

S-1

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release issued by Collectors Universe, Inc. on March 16, 2009 announcing resignation of Michael R. Haynes as CEO and appointment of Michael J. McConnell as interim CEO.

E-1